EXHIBIT 99.1


                                    CONTACTS:

                                    Brad Yopp, Chief Financial Officer
                                    Ultra Pac, Inc.
                                    (612) 428-8340

                                    Joe Jennings
                                    The Sage Group
                                    (612) 321-9897


FOR IMMEDIATE RELEASE


                 ULTRA PAC, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

         Rogers, Minneapolis, MN, February 27, 1998 -- Ultra Pac, Inc. (Nasdaq
NMS: UPAC) today announced that its Board of Directors has adopted a Shareholder Rights Plan under which preferred stock purchase rights will be distributed on March 18, 1998, at the rate of one Right for each outstanding share of the Company's common stock, to shareholders of record on that date.

         Calvin S. Krupa, Chairman of the Board of Directors, stated that "the Board adopted the new Plan to protect against future abusive takeover tactics such as partial tender offers and selective open market purchases. The Plan is intended to assure that shareholders receive fair and equitable treatment in the event of unsolicited attempts to acquire the Company." Mr. Krupa further stressed that "the Plan is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all shareholders, and will not do so. The Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirors that are calculated to deprive the Company's Board and its shareholders of their ability to determine the destiny of the Company."

         Each Right will entitle holders of Ultra Pac common stock to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $25, subject to adjustment. The Rights will be exercisable only if a person or group acquires 15% or more of the



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Ultra Pac, Inc.
Adopts Shareholder Rights Plan
February 27, 1998
Page 2


Company's common stock or announces a tender offer upon consummation of which such person or group would own 15% or more of the common stock.

         The Rights will expire in ten years unless earlier redeemed or terminated. The Company generally may amend the Rights or redeem the Rights at $0.01 per Right at any time prior to the time a person or group has acquired 15% of the Company's common stock.

         Additional detail regarding the Rights Plan will be outlined in a summary to be mailed to all shareholders following the record date. The Company also adopted certain procedural by-law amendments.

         Ultra Pac, Inc., a market leader in the food packaging industry, offers quality, high-value containers made primarily from polyethylene terephthalate
(PETE), the world's most widely recycled plastic material. Ultra Pac offers a wide variety of clear and colored plastic products to commercial customers throughout the United States and in overseas markets. The Company's product lines primarily address the bakery, deli, home meal replacement and fresh produce markets.



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